Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 9, 2017--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the first quarter ended April 1, 2017. Net earnings for the first quarter were $70,702,000 or $1.24 diluted earnings per share on net sales of $530,297,000 as compared to the prior year first quarter net earnings of $54,538,000 or $0.96 diluted earnings per share on net sales of $516,355,000.

2017 First Quarter Financial Highlights

  Net sales increased 2.7% compared to the prior year first quarter. Sales related to acquisition added $44.6 million or 8.6%, in the first quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars reduced net sales by approximately $13.3 million or 2.6%, during the first quarter. Excluding the impact of foreign exchange and acquisition, sales decreased 3.4% during the first quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased by $33.2 million, or 11.9%, to $312.2 million in the first quarter as compared to $279.0 million in the prior year first quarter. During fiscal 2016, the company completed the acquisition of Follett. Excluding the impact of this acquisition, sales decreased 4.1% in the first quarter, or 2.6% when also excluding foreign exchange.
  Net sales at the company’s Food Processing Equipment Group decreased by $1.3 million, or 1.7%, to $77.3 million in the first quarter as compared to $78.6 million the prior year first quarter. Excluding the impact of foreign exchange, sales decreased 0.9%.
  Net sales at the company’s Residential Kitchen Equipment Group decreased by $17.9 million, or 11.3%, to $140.8 million in the first quarter as compared to $158.7 million in the prior year first quarter. Excluding the impact of foreign exchange, sales decreased 5.9%.
  Gross profit in the first quarter increased to $209.5 million from $196.8 million, reflecting the impact of increased sales from the Follett acquisition. The gross margin rate increased to 39.5% from 38.1%. The gross margin rate for the quarter reflects improvement in profitability at the AGA Group and the Residential Kitchen Equipment Group associate with prior year restructuring initiatives.
  Operating income increased 17.0% in the first quarter to $101.1 million from $86.4 million in the prior year quarter.
  Non-cash expenses included in operating income during the first quarter of 2017 amounted to $17.2 million, including $6.9 million of depreciation, $6.8 million of intangible amortization and $3.5 million of non-cash share based compensation.
  Other expense in the quarter was $1.9 million compared to other income of $0.8 million in the prior year quarter, consisting mainly of foreign exchange gains and losses.
  The provision for income taxes during the first quarter amounted to $22.7 million, at an effective rate of 24.3%, as compared to a $27.4 million provision at a 33.4% effective rate in the prior year quarter. The tax rate in the three months period ended April 1, 2017 was favorably impacted by a tax benefit from the adoption of ASU No. 2016-09 “Compensation – Stock Compensation (Topic 718)”, which resulted in the recognition of excess tax benefits from share-based payments to be recognized as income tax benefit in the condensed consolidated statements of earnings.
  Net earnings per share of $1.24 in the first quarter as compared to $0.96 in the prior year quarter. Net earnings in the current and prior year first quarter were reduced by restructuring expenses. The impact of these items reduced earnings per share by $0.02 and $0.01 in the 2017 and 2016 first quarter periods, respectively.
  Net debt, defined as debt less cash, at the end of the first quarter amounted to $652.0 million as compared to $663.6 million at the end of the fiscal 2016.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, sales slowed in comparison to the prior year due to timing of purchases from our major restaurant chain customers. Although we expect continued slower sales in the short term, we have an active pipeline of new product opportunities with our existing customers and have added several new restaurant chain customers recently. We remain confident those opportunities will translate into sales growth as we progress into the second half of the year. Additionally, we continue to realize increasing interest in our new product innovations, which benefit our sales mix and related profitability.”

“At the Food Processing Equipment Group, sales reflect the timing of large orders and projects which are anticipated to be weighted in the second half of the year. We continue to see development of new food processing facilities in emerging markets and with customers in existing facilities looking to expand production capacities. We have invested heavily in the operations of our industrial bakery brands, including the opening of our world class industrial baking center in Plano, Texas which provides a resource and expertise to our customers in the baking industry. We were also very pleased to announce the acquisition of Burford, a leading manufacturer of industrial baking equipment to complement our existing portfolio of brands. This acquisition expands our comprehensive lineup of innovative product solutions we are able to provide to our customers in the baking industry.” said Mr. Bassoul.

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, the first quarter sales decline reflects the impact of lower revenues at the AGA Group due to acquisition integration initiatives to eliminate unprofitable products and reduce price discounting. Additionally, at Viking we continued to realize single digit sales declines reflecting the impact of the prior year product recall at Viking related to products manufactured during the previous ownership. Despite continuing challenges related to Viking legacy issues, we are very pleased with the positive customer response we have received on the comprehensive lineup of new products, which is receiving favorable reviews with online rating services and at our dealer partners. We are also recognizing the improvements in quality and service through substantially reduced warranty costs on new products.”

Mr. Bassoul added, “We are pleased with the progress we continue to make at all three segments in our profit improvement initiatives. We continue to remain focused on pricing discipline across all business units and expect price increases to offset the impact of higher steel costs. In the quarter, increased gross profit and EBITDA margins also reflect the benefit of initiatives to integrate AGA and to realize synergies across our residential platform. We remain in the early stages of leveraging our newly developed residential platform and we believe there remains significant margin expansion opportunities at this segment. Throughout 2017 we expect to make additional progress in our initiatives to expand profit margins.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on May 10, 2017 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 19154526# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 19154526#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, FriFri®, Giga®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC©, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars®, Stewart Systems® and Thurne®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, Turbochef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2017	1st Qtr, 2016

Net sales	$530,297	$516,355
Cost of sales	320,847	319,582

Gross profit	209,450	196,773

Selling, general & administrative expenses	106,646	109,792
Restructuring expenses	1,725	606

Income from operations	101,079	86,375

Interest expense and deferred
financing amortization, net	5,805	5,276
Other expense (income), net	1,867	(800)

Earnings before income taxes	93,407	81,899

Provision for income taxes	22,705	27,361

Net earnings	$70,702	$54,538

Net earnings per share:

Basic	$1.24	$0.96

Diluted	$1.24	$0.96
Weighted average number shares:

Basic	57,103	57,051

Diluted	57,103	57,051

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr 1, 2017	Dec 31, 2016
ASSETS

Cash and cash equivalents	$76,576	$68,485
Accounts receivable, net	307,439	325,868
Inventories, net	396,194	368,243
Prepaid expenses and other	49,946	42,704
Prepaid taxes	7,268	6,399
Total current assets	837,423	811,699

Property, plant and equipment, net	224,841	221,571
Goodwill	1,098,843	1,092,722
Other intangibles, net	691,490	696,171
Long-term deferred tax assets	46,863	51,699
Other assets	43,571	43,274

Total assets	$2,943,031	$2,917,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$4,860	$5,883
Accounts payable	145,851	146,921
Accrued expenses	299,185	335,605
Total current liabilities	449,896	488,409

Long-term debt	723,745	726,243
Long-term deferred tax liability	88,217	77,760
Accrued pension benefits	320,021	322,988
Other non-current liabilities	37,419	36,418

Stockholders’ equity	1,323,733	1,265,318

Total liabilities and stockholders’ equity	$2,943,031	$2,917,136

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim FitzGerald, Chief Financial Officer, (847) 429-7744